Exhibit 99.2

Titan Machinery Inc. Announces Offering of Common Stock

Fargo, ND, — April 28, 2008—Titan Machinery Inc. (Nasdaq: TITN), a leading network of full service agriculture and construction equipment stores, announced today that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to a proposed offering of 3,500,000 shares of its common stock, plus an additional 525,000 shares to cover overallotments.  The Company proposes to offer 3,000,000 shares and certain selling stockholders propose to offer 500,000 shares.

Craig-Hallum Capital Group and Robert W Baird & Co. are acting as book-running managers for the offering.  This offering is being made solely by means of a prospectus.  When available, copies of the preliminary prospectus relating to the offering may be obtained from Craig-Hallum Capital Group at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, (612) 334-6300.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Titan Machinery

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America. Currently, the Titan Machinery network includes 39 dealerships in North Dakota, South Dakota, Minnesota and Iowa, representing one or more of the CNH Brands (NYSE:CNH): CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital.

Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

310-954-1100